Exhibit (d)(7)

                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of September 19, 2001, by and between ImClone Systems Incorporated a Delaware corporation (the "Company"), and Harlan W. Waksal ("Executive").

         IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

         1. EMPLOYMENT. The Company hereby agrees to continue to employ Executive as the Executive Vice President and Chief Operating Officer of the Company (the "COO"), and Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

         2. TERM. The period of employment of Executive by the Company under this Agreement (the "Employment Period") shall commence on the date hereof (the "Commencement Date") and shall continue through the third anniversary thereof; PROVIDED, THAT, the Employment Period shall automatically be extended for one
(1) additional day each day during the Employment Period unless either party gives written notice not to extend this Agreement. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement.

         3. POSITION AND DUTIES. During the Employment Period, Executive shall serve as COO, and shall report solely and directly to the Company's Board of Directors (the "Board"). Executive shall have those powers and duties normally associated with the position of COO of entities comparable to the Company and such other powers and duties as may be prescribed by the Board; PROVIDED THAT, such other powers and duties are consistent with Executive's position as COO of the Company. Executive shall devote as much of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to satisfactorily perform his duties for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder to (i) manage Executive's personal, financial and legal affairs and (ii) to serve on civic or charitable boards or committees (it being expressly understood and agreed that Executive's continuing to serve on any such board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Commencement Date shall be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement). During the Employment Period, Executive shall also serve as a director of the Company.

         4. PLACE OF PERFORMANCE. The principal place of employment of Executive shall be at the Company's principal executive offices in New York, New York.

         5. COMPENSATION AND RELATED MATTERS.

                  (a) BASE SALARY AND BONUS. During the Employment Period, the Company shall pay Executive a base salary at the rate of not less than $455,000 per year ("Base Salary"). Executive's Base Salary shall be paid in approximately equal installments in
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accordance with the Company's customary payroll practices. The Compensation
Committee of the Board (the "Committee") shall review Executive's Base Salary for increase (but not decrease) no less frequently than annually and consistent with the compensation practices and guidelines of the Company. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement. In addition to Base Salary, Executive shall be paid an annual bonus (the "Bonus") as provided for under the annual incentive plan maintained by the Company and/or as the Committee so determines; PROVIDED, THAT, Executive's minimum guaranteed annual Bonus shall not be less than difference between (i) and (ii) where (i) is $1,000,000 and (ii) is Executive's Base Salary for the relevant Bonus year.

                  (b) EXPENSES. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company. In addition, during the Employment Period, Executive shall be entitled to, at the sole expense of the Company, the use of an automobile appropriate to his position and no less favorable than the automobile provided immediately prior to the date of this Agreement. During the Employment Period, the Company shall also reimburse Executive for up to $15,000 annually for personal tax planning and financial advise.

                  (c) VACATION. Executive shall be entitled to the number of weeks of paid vacation per year that he was eligible for immediately prior to the date of this Agreement, or such greater amount as provided for under the policies of the Company. In addition to vacation, Executive shall be entitled to the number of sick days and personal days per year that other senior executive officers of the Company with similar tenure are entitled under the Company's policies.

                  (d) SERVICES FURNISHED. During the Employment Period, the Company shall furnish Executive, with office space, stenographic and secretarial assistance and such other facilities and services no less favorable than those that he was receiving immediately prior to the date of this Agreement or, if better, as provided to other senior executive officers of the Company.

                  (e) WELFARE, PENSION, INCENTIVE BENEFIT PLANS AND PERQUISITES. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time for the benefit of its senior executives including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. The Company shall at all times provide to Executive (and his spouse and dependents to the extent provided under the applicable plans or programs) (subject to modifications affecting all senior executive officers) the same type and levels of participation and benefits as are being provided to other senior executives (and their spouses and dependents to the extent provided under the applicable plans or programs) on the Commencement Date. In addition, during the Employment Period, Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior


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executives. During the Employment Period and subject to Executive's insurability, the Company shall purchase for the benefit of Executive a term life insurance policy with a death benefit of at least $5,000,000 and Executive shall be provided such other benefits and perquisites that are no less favorable than those provided immediately prior to the Commencement Date.

                  (f) STOCK OPTIONS.

                           (i) On the Commencement Date, the Company shall cause
the Company to grant Executive stock options to acquire 1,000,000 shares of the Company's common stock (each, an "Option" and collectively the "Options") under such terms and conditions as provided for under the Company's then existing stock option plans which are not inconsistent with clause (ii) below.

                           (ii) The Options described in paragraph (i) above
shall be granted subject to the following terms and conditions: (A) except as provided below, the Options shall be granted under and subject to the Company's stock option plan; (B) the exercise price per share of each Option shall be equal to the fair market value of the Company's common stock on the NASDAQ (or such other principal trading market for the Company's common stock)on grant as reasonably determined by the Board; (C) the Options shall be vested and be exercisable as to 100% of the shares subject thereto on the third anniversary of the date of granted; PROVIDED, THAT, if the Company's common stock shall achieve a 10-day average trading closing price equal to or in excess of $60.00 per share earlier than the third anniversary, 33-1/3% of the shares subject to the Option shall become vested and exercisable, as to an additional 33-1/3% if the 10-day average price equals or exceeds $80.00 per share and as to an additional 33-1/3% if the 10-day average price equals or exceeds $100.00 per share; (D) each Option shall be exercisable for the ten (10) year period following the date of grant; PROVIDED, THAT, Executive is then employed; (E) each Option shall become 100% vested and fully exercisable upon Change in Control and (F) each Option shall be evidenced by, and subject to, a stock option agreement whose terms and conditions are consistent with the terms hereof.

         6. TERMINATION. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

                  (a) DEATH. Executive's employment hereunder shall terminate upon his death.

                  (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given after such six (6) month period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

                  (c) CAUSE. The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed


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to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon Executive's:

                           (i) final conviction of or plea of guilty or no
contest to a felony involving moral turpitude; or

                           (ii) willful misconduct that is materially and
demonstrably injurious economically to the Company.

For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any entity in control of, controlled by or under common control with the Company ("Affiliates") thereof. Cause shall not exist under paragraph (ii) unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph
(ii) and specifying the particulars thereof in detail. This Section 6(c) shall not prevent Executive from challenging in any arbitration or court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

                  (d) GOOD REASON. Executive may terminate his employment for "Good Reason" within ninety (90) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events:

                           (i) (A) any change in the duties or responsibilities
of Executive that is inconsistent in any material and adverse respect with Executive's position(s), duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities); PROVIDED, HOWEVER, that Good Reason shall not be deemed to occur upon a change in duties or responsibilities that is solely and directly a result of the Company no longer being a publicly traded entity (other than such change which would have a material and adverse effect on Executive's duties or responsibilities) and does not involve any other event set forth in this paragraph (d) or (B) a material and adverse change in Executive's titles or offices (including, if applicable, membership on the Board) with the Company;

                           (ii) a reduction in Executive's Base Salary or Bonus
opportunity;

                           (iii) the relocation of the Company's principal
executive offices or Executive's own office location outside of Manhattan, New York;

                           (iv) the failure of the Company or any Affiliate to
continue in effect any material employee benefit plan, compensation plan, welfare benefit plan or fringe benefit plan in which Executive is participating immediately prior to the date of this Agreement or the taking of any action by the Company or any Affiliate which would


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adversely affect Executive's participation in or reduce Executive's benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits;

                           (v) any refusal by the Company or any Affiliate to
continue to permit Executive to engage in activities not directly related to the business of the Company which Executive was permitted to engage in prior to the date of this Agreement;

                           (vi) any purported termination of Executive's
employment for Cause which is not effected pursuant to the procedures of Section 6(c) (and for purposes of this Agreement, no such purported termination shall be effective);

                           (vii) the Company's or any Affiliate's failure to
provide in all material respects the indemnification set forth in Section 11 of this Agreement;

                           (viii) for any reason within the thirty (30) day
period immediately following the first (1st) anniversary of a Change in Control of the Company;

                           (ix) the failure of the Company to obtain the
assumption agreement from any successor as contemplated in Section 13(a);

                           (x) the Company or any Affiliate providing Executive
the notice not to renew the Employment Period as contemplated by Section 2 hereof; or

                           (xi) any other breach of a material provision of this
Agreement by the Company or any Affiliate.

For purposes of clauses (i) through (vii) and (xi) above, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive's right to terminate employment for Good Reason shall not be affected by Executive's incapacity due to mental or physical illness and Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.

                  (e) WITHOUT CAUSE. The Company shall have the right to terminate Executive's employment hereunder without Cause by providing Executive with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

                  (f) WITHOUT GOOD REASON. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination at least thirty (30) days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

For purposes of this Agreement, a "Change in Control" of the Company means the occurrence of one of the following events:


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                  1. individuals who, on the Commencement Date, constitute the
         Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Commencement Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; PROVIDED, HOWEVER, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

                  2. any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Commencement Date, a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); PROVIDED, HOWEVER, that an event described in this paragraph (2) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (3)), or (E) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

                  3. the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) 60% or more of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of


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         the Parent Corporation (or, if there is no Parent Corporation, the
         Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

                  4. Stockholder approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as such shareholders owned the Company's outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; PROVIDED, THAT, if after such acquisition by the Company such person becomes the beneficial owner of Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

         7. TERMINATION PROCEDURE.

                  (a) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                  (b) DATE OF TERMINATION. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death,
(ii) if Executive's employment is terminated pursuant to Section 6(b), thirty
(30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

         8. COMPENSATION UPON TERMINATION OR DURING DISABILITY. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below. Executive


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acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment
Period.

                  (a) TERMINATION BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

                           (i) within five (5) days following such termination,
the Company shall pay to Executive (A) his Base Salary and Bonus earned and/or accrued, but unpaid through the Date of Termination, as soon as practicable following the Date of Termination, (B) a pro rata portion of Executive's annual bonus for the fiscal year in which Executive's Date of Termination occurs in an amount at least equal to (1) Executive's target Bonus amount, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365) (the "Pro-Rated Bonus");
(C) any accrued vacation pay; and (D) a lump-sum cash payment equal to three (3) times the sum of Executive's Base Salary and highest Bonus paid to Executive in the three-year period immediately preceding such termination (including, for this purpose, any and all bonuses paid to Executive prior to the date of this Agreement); PROVIDED, THAT, for purposes of this Section 8(a)(i), Executive's Bonus shall be deemed to be no less than two times Executive's Base Salary; and

                           (ii) the Company shall maintain in full force and
effect, for the continued benefit of Executive, his spouse and his dependents for a period of three (3) years following the Date of Termination the medical, hospitalization, dental, and life insurance programs in which Executive, his spouse and his dependents were participating immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; PROVIDED, THAT, if Executive, his spouse or his dependents cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive, his spouse and his dependents with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs ("Continued Benefits"), PROVIDED, THAT, such Continued Benefits shall terminate on the date or dates Executive receives equivalent coverage and benefits, without waiting period or pre-existing condition limitations, under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage or benefit-by-benefit, basis); and

                           (iii) the Company shall reimburse Executive pursuant
to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

                           (iv) Executive shall be entitled to any other rights,
compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and


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                           (v) with respect to equity awards granted or made on
or after the Commencement Date, notwithstanding the terms or conditions of any stock option, stock appreciation right, restricted stock or similar agreements between the Company and Executive to the contrary, and for purposes thereof, such agreements shall be deemed to be amended in accordance with this Section 8(a)(v) if need be as of the Date of Termination and neither the Company, the Board nor the Committee shall take or assert any position contrary to the foregoing, such that Executive shall vest, as of the Date of Termination, in all rights under such agreements (E.G., stock options that would otherwise vest after the Date of Termination) and in the case of stock options, stock appreciation rights or similar awards, thereafter shall be permitted to exercise any and all such rights until the end of the term of such awards (regardless of any termination of employment restrictions therein contained) and restricted stock held by Executive shall become immediately vested as of the Date of Termination; and

                           (vi) Executive shall be paid a lump sum payment equal
to the present value of the Company contributions that would have been made under all Company savings programs (whether or not intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") if Executive had continued in the employ of the Company for an additional three (3) years following his Date of Termination earning during such three-year period the rate of Base Salary and Bonus in effect as of his Date of Termination, assuming that the Company would have made the maximum contributions permitted under such savings programs, and assuming, for purposes of determining the amount of any Company matching contributions, that Executive would have contributed the amount necessary to receive the maximum matching contributions available under such savings programs; and

                           (vii) Any and all insurance benefits or policies for
the benefit of Executive shall become the sole property of Executive and, to the extent applicable, all of the Company's rights therein (including repayment of premiums) shall be forfeited by the Company and, to the extent not already made, the Company shall make all contributions or payments required of such policies for the year of termination.

                  (b) CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Executive's employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

                           (i) the Company shall pay Executive his Base Salary,
Bonus and his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

                           (ii) the Company shall reimburse Executive pursuant
to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

                           (iii) Executive shall be entitled to any other
rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.


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                  (c) DISABILITY. During any period that Executive fails to
perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to
Section 6(b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

                           (i) the Company shall pay to Executive (A) his Base
Salary, Bonus and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, (B) his Pro-Rated Bonus and
(C) Continued Benefits for one (1) year; and

                           (ii) the Company shall reimburse Executive pursuant
to Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

                           (iii) Executive shall be entitled to any other
rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                  (d) DEATH. If Executive's employment is terminated by his death:

                           (i) the Company shall pay in a lump sum to
Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary, Bonus and accrued vacation pay through the Date of Termination, his Pro-Rated Bonus and shall provide Executive's spouse and dependents with Continued Benefits for two (2) years; and

                           (ii) the Company shall reimburse Executive's
beneficiary, legal representatives, or estate, as the case may be, pursuant to
Section 5 for reasonable expenses incurred, but not paid prior to such termination of employment; and

                           (iii) Executive's beneficiary, legal representatives
or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

                  (e) ADDITIONAL PAYMENTS. (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company or any entity which effectuates a Change in Control (or other change in ownership) to or for the benefit of Executive (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the


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Gross-Up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (A) pay federal income taxes at the highest marginal rates of federal income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made,
(B) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (C) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income. Notwithstanding the foregoing provisions of this Section 8(e)(i), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 8(a)(i)(D), unless an alternative method of reduction is elected by Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced.
If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

                  (ii) Subject to the provisions of Section 8(e)(i), all determinations required to be made under this Section 8(e), including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is retained by the Company (the "Accounting Firm"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control (or change in ownership), Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 8(e) with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return should not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor

Cap, it shall furnish Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and Executive.

                  (iii) As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

         9. MITIGATION. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive and the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder, shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

         10. RESTRICTIVE COVENANTS.

                  (a) CONFIDENTIAL INFORMATION. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

                  (b) NON-SOLICITATION. Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by Executive hereunder, that after his termination of employment in which he is entitled to the benefits set forth in Section 8(a) hereof and through the first anniversary thereof, Executive shall not directly or indirectly induce any employee of the Company to terminate such employment or to become employed by any other biopharmaceutical company.

                  (c) NON-COMPETITION. Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by Executive hereunder, that after his termination of employment in which he is entitled to the benefits set forth in Section 8(a) hereof and through the first anniversary thereof, he shall not be employed by or perform activities on behalf of, or have an ownership interest in, any person, firm, corporation or other entity, or in connection with any business enterprise, that is directly or indirectly engaged in any of the biopharmaceutical business in which the Company and its subsidiaries have significant involvement (other than direct or beneficial ownership of up to one percent (1%) of any entity whether or not in the same or competing business).

                  (d) BLUE PENCIL. The parties hereby acknowledge that the restrictions in this Section 10 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Company and its subsidiaries from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 10 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Section 10 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant. Executive acknowledges that the Company's business is not limited by geographical scope, is operating throughout the world and that the effect of Section 10(c) may be to prevent him from working in a competitive business after his termination of employment hereunder.

                  (e) REMEDIES. Executive hereby expressly acknowledges that any breach or threatened breach by Executive of any of the terms set forth in
Section 10 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, Executive agrees that the Company shall be entitled to apply for injunctive relief in a court of appropriate jurisdiction.

         11. INDEMNIFICATION. The Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all

Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

         12. LEGAL FEES; ARBITRATION. As soon as administratively possible following the Commencement Date and in any case, within 10 business days thereafter, the Company shall reimburse Executive for his legal fees and expenses associated with the preparation and negotiation of this Agreement. Except as provided for in Section 10 of this Agreement, if any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in New York, New York in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. The Company shall pay all expenses relating to such arbitration, including, but not limited to, Executive's legal fees and expenses, regardless of outcome, unless the arbitrator determines that Executive has acted in bad faith.

         13. SUCCESSORS; BINDING AGREEMENT.

                  (a) COMPANY'S SUCCESSORS. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) EXECUTIVE'S SUCCESSORS. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

         14. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:


                  If to Executive:

                  c/o ImClone Systems Incorporated
                  180 Varick Street
                  New York, New York  10014

                  If to the Company:

                  ImClone Systems Incorporated
                  180 Varick Street
                  New York, New York  10014
                  Attention: Chief Executive Officer


or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         15. MISCELLANEOUS. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

         16. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         18. ENTIRE AGREEMENT. Except as other provided herein, this Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Except as other provided herein, any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

         19. WITHHOLDING. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

         20. NONCONTRAVENTION. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.

         21. SECTION HEADINGS. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                   IMCLONE SYSTEMS INCORPORATED


                                   By:   /s/ Daniel S. Lynch
                                        ----------------------------------------
                                         Name: Daniel S. Lynch
                                         Title: Senior Vice President, Finance &
                                                Chief Financial Officer

                                    /s/ Harlan W. Waksal, M.D.
                                   ---------------------------------------------
                                   Harlan W. Waksal, M.D.